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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact:   News media: Rick Swagler (205) 801-0105
           Investment community: List Underwood (205) 801-0265
           Internet address: www.amsouth.com

             AmSouth announces plan to repurchase 25 million shares

     BIRMINGHAM, Ala., Sept. 19, 2001 -- AmSouth Bank announced today that its Board of Directors has authorized the repurchase of up to 25 million shares of the company's outstanding common stock.

     C. Dowd Ritter, AmSouth's chairman, president and chief executive officer, said, "AmSouth's strong capital position allows us to take this action, which clearly reflects our confidence in the future of our company, our financial system and the American economy as a whole."

     This authorization, which expires in September 2003, represents nearly 7 percent of the company's outstanding shares. The common shares may be repurchased in the open market or in privately negotiated transactions. The reacquired common shares will be held as treasury shares and may be reissued for various corporate purposes, including employee benefit programs. As of June 30, 2001, there were 368 million shares outstanding.

     The company has been repurchasing shares based on a 35 million share authorization announced in April 2000. There are currently fewer than 500,000 shares remaining under that authorization.

About AmSouth

  AmSouth is a regional bank holding company headquartered in Birmingham with $38.4 billion in assets, 600 branch banking offices and more than 1,200 ATMs. AmSouth operates in Tennessee, Alabama, Florida, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, annuity and mutual fund sales, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.
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